Exhibit 99.1

Marina Biotech, Inc. Announces Second Quarter 2010 Financial Results

Highlights Second Quarter and Recent Corporate Accomplishments

Bothell, WA, August 12, 2010 – Marina Biotech, Inc. (Nasdaq: MRNAD), formerly MDRNA, Inc., a leading RNAi-based drug discovery and development company, today reported financial results for the second quarter ended June 30, 2010, and highlighted recent corporate accomplishments.

“In the second quarter and into the third quarter of 2010, we have realized over two years of diligent efforts to identify, acquire and integrate novel and proprietary technologies into our RNAi drug discovery and development capabilities,” stated J. Michael French, President and Chief Executive Officer of Marina Biotech. “In the beginning of the second quarter, we acquired Conformationally Restricted Nucleotide (CRN) technology from Valeant Pharmaceuticals. The CRN technology permits us to further modify our proprietary UsiRNA constructs to provide additional drug-like properties and provides the basis upon which we can develop other RNAi and RNA-based therapeutics such as antagomirs and next-generation antisense compounds. On July 21st, we completed our acquisition of Cequent Pharmaceuticals with their transkingdomRNAi (tkRNAi) platform and pending Phase 1 clinical program in Familial Adenomatous Polyposis (FAP). Several days later we announced the asset purchase of intellectual property related to liposomal delivery from Novosom AG. The tkRNAi platform provides us a second proprietary RNAi drug discovery platform directed specifically at the development of orally administered RNAi-based therapeutics for gastrointestinal diseases such as colon cancer and inflammatory bowel disease. Additionally, this acquisition puts us on a very short list of companies with RNAi-based compounds in clinical development. We expect to dose the first FAP patient by the end of this quarter. The acquisition of the Novosom intellectual property affords us a broader chemical space beyond our proprietary DiLA2 delivery technology providing us the potential to identify formulations with even better delivery efficiencies for systemic and local administration to multiple tissue systems and solid tumors.”

Mr. French continued, “At the same time, we continued our efforts to establish broad, multi-year research and development collaborations with pharmaceutical companies. We started the second quarter announcing an early collaborative effort with Pfizer and we maintain five on-going early collaborative efforts with major pharmaceutical companies all of which we believe have the potential to be transitioned to larger, multi-year collaborations. We believe our acquisitions over the last several months will continue to put Marina Biotech at the forefront of RNAi-based drug discovery and development and position us as the premier company in the sector.”

FINANCIAL RESULTS

Net loss

Net loss for the second quarter of 2010 was approximately $4.1 million or $0.34 per share, compared to approximately $7.5 million or $0.84 per share for the same period of 2009. For the six months ended June 30, 2010, net loss was approximately $13.6 million or $1.13 per share, compared to net loss of $0.3 million or $0.03 per share for the same period of 2009.

Revenue

Revenue was approximately $0.2 million for the second quarter of 2010 compared to $0.3 million for the second quarter of 2009. For the six months ended June 30, 2010, revenue was $0.4 million compared to $14.5 million in the same period of 2009. Revenue in the six months ended June 30, 2009 included licensing fees of $7.25 million from Novartis, licensing fees of $5.0 million from Roche, and a milestone payment of $1.0 million from Amylin Pharmaceuticals related to the amendment to our 2006 License Agreement.

Expenses

Research and development (“R&D”) expenses for the second quarter of 2010 decreased 12%, from the prior year second quarter and also decreased 12% from approximately $8.5 million to $7.4 million, in the six months ended June 30, compared to the prior year period. The six months ended June 30, 2009 included approximately $3.5 million for patent license fees, including approximately $1.0 million which was paid in company stock, versus $1.3 million in patent license fees in the six months ended June 30, 2010. In 2010 we in-licensed intellectual property related to conformationally restricted nucleotides from Valeant Pharmaceuticals and we expanded our previous agreement with RiboTask for exclusive rights to the development of UsiRNA-based therapeutics to now include the development of UNA-based diagnostics. Aside from patent license fees, direct project-related spending increased in 2010 over 2009 as we advanced our RNAi therapeutics pipeline.

Selling, general and administrative (“SG&A”) expenses for the six months ended June 30, 2010 increased 10% from approximately $4.4 million to $4.8 million, compared to the same period in 2009 primarily as a result of transaction costs incurred relating to our acquisition of Cequent. Excluding merger-related costs, SG&A expenses decreased overall in the second quarter of 2010 and on a year to date basis in 2010 compared to the same periods of 2009.

Interest and Other Expense

We recorded interest and other expense of approximately $0.5 million and $1.3 million in the second quarter of 2010 and six months ended June 30, 2010 compared to $0.2 and $0.3 million in the same periods of 2009. In the second quarter of 2010, we issued secured promissory notes in the aggregate amount of $3.0 million to Cequent, along with warrants which were recorded as debt discount and initially valued at approximately $1.5 million. Upon consummation of the merger, these notes along with accrued interest were forgiven and the warrants terminated. The 2010 interest and other expense amount consists primarily of amortization of debt issuance costs and non-cash amortization of the debt discount resulting from the fair value at issuance of the warrants issued to the note holders. The 2009 interest expense relates to our former capital lease obligations with GE Capital which were converted to a note payable in January 2009 and subsequently paid in full in June 2009.

Other Income/(Expense)

We recorded a net gain on settlement of liabilities during the six months ended June 30, 2009 of approximately $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE Capital, severance compensation and other accounts payable. We also recorded a net gain of approximately $2.6 million and net expense of $0.9 million in the quarters ended June 30, 2010 and 2009, respectively and net expense of approximately $0.1 million and $1.9 million in the six months ended June 30, 2010 and 2009, respectively, related to the re-measurement of price-adjustable warrants required to be classified as liabilities. The liability is re-measured at the end of each accounting period, and increases or decreases with changes in our stock price and variables in our valuation model.

Balance Sheet

As of June 30, 2010 we had cash and cash equivalents of approximately $2.2 million compared to $1.7 million as of December 31, 2009. As a result of our cash position, we received a “going concern” opinion from KPMG LLP, our independent registered public accounting firm, which was included in our 10-K for the 2009 fiscal year.

The acquisition of Cequent brought approximately $5 million in additional cash to the company upon consummation of the merger on July 21, 2010. We believe that the current combined resources will be sufficient to fund our planned operations for the combined company into the fourth quarter of 2010.

SECOND QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Acquisition of Cequent Pharmaceuticals:

•

Announced and closed the acquisition of Cequent Pharmaceuticals which will expand Marina Biotech’s oncology pipeline with a pending Phase 1 human clinical trial in Familial Adenomatous Polyposis expected to begin in the third quarter, expanding our RNAi drug discovery platform capabilities with the addition of the transkingdomRNAi platform – an orally delivered RNAi-based therapeutic approach to gastrointestinal diseases such as colon cancer and inflammatory bowel disease.

Acquisition of Novosom AG Assets:

•	Acquired the intellectual property of Novosom AG for its SMARTICLES ® liposomal-based delivery system in an all-stock transaction further expanding Marina Biotech’s RNA delivery platform IP estate.

Acquisition of UNAs for Diagnostics:

•

Obtained exclusive rights to develop, make, use and sell UNA (Unlocked Nucleobase Analog)-based diagnostics from RiboTask ApS. Marina Biotech expanded its previous agreement with RiboTask for exclusive rights to the development of UsiRNA-based therapeutics to now include the development of UNA-based diagnostics.

Advanced RNAi Oncology Programs:

•

Demonstrated increased tumor reduction when two UsiRNAs were combined within a single DiLA[2] formulation. For a survivin/PLK1 combination, tumor bioluminescence and survivin mRNA expression was notably lower (~30% for each endpoint) when compared to a survivin alone (MRNA-046). Similar results for tumor bioluminescence and mRNA were found with the survivin/FGFR3 combination. With the survivin/HRAS combination there was a ~40% greater decrease in tumor bioluminescence and ~50% greater inhibition of survivin mRNA compared to MRNA-046 alone.

Advanced RNAi Drug Discovery Platform:

•

Demonstrated that strategic placement of UNA (unlocked nucleobase analogs) within short-interfering RNAs, termed UsiRNAs, results in greater strand-specific activity and minimizes off-target activity when compared to standard siRNAs.

•

Reported a second generation DiLA[2] formulation, when paired with an UsiRNA construct delivered via systemic injection, resulted in 50% knockdown of Factor VII (FVII) protein at a 80 microgram per kilogram dose.

Advanced R&D Collaboration Opportunities:

•	Announced a research study with Pfizer (NYSE: PFE). The relationship is focused on the evaluation of Marina Biotech’s proprietary DiLA[2] platform and UsiRNA constructs for RNAi.

•	In total, Marina Biotech is currently supporting five early collaborative efforts, including the Pfizer and AstraZeneca relationships.

Advanced Intellectual Property Portfolio:

•

The acquisition of the Cequent and Novosom intellectual property patent estates provides Marina Biotech with a global portfolio including 61 issued or allowed patents; 56 U.S. patent applications; 146 foreign patent applications; and 8 PCT applications providing broad coverage for siRNAs, chemistry, delivery and gene targets.

•	Expanded Marina Biotech’s proprietary UNA intellectual property portfolio by acquiring exclusive rights to UNA-based diagnostics.

•

Acquired intellectual property for conformationally restricted nucleotides (CRN) (formerly called bridged nucleic acids) from Valeant Pharmaceuticals North America. CRN’s enable Marina Biotech to tailor key characteristics of UsiRNA constructs to impart greater versatility and specificity. In addition, the technology gives the opportunity to pursue single-stranded and antagomir therapeutic approaches.

•

Intellectual Property Office of New Zealand (IPONZ) issued a Notice of Acceptance for patent application 553828, titled “Methods of Treating an Inflammatory Disease by Double-Stranded Ribonucleic Acid” with allowed claims that cover small interfering RNAs (siRNA) directed against tumor necrosis factor (TNF); further developing a patent portfolio that is both comprehensive and distinct from other RNAi companies.

•

European Patent Office delivered a notice of Intent to Grant a patent entitled “Compositions for Bacterial Mediated Gene Silencing and Methods Using Same,” and the Korean Intellectual Property Office delivered a Notice of Decision for Patent of the same title. Allowed genus claims cover attenuated bacteria (such as modified E.coli) as a therapeutic engine for the delivery of short interfering RNA (siRNA) molecules against disease-related genes, including cancer genes such as beta-catenin, whose up-regulation is implicated in the formation and proliferation of colorectal and other cancers.

Presented at Numerous Scientific and Investor Meetings and Conferences:

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Presented at the following scientific meetings: American Association for Cancer Research 101st Annual Meeting 2010; Digestive Disease Week; IBC Life Sciences’ TIDES® 2010; 4th Annual RNAi & miRNA World Congress; 15th Annual Meeting of the RNA Society, RNA2010; and Liposomes 2010.

•

Presented at the following investor meetings: 2010 BIO Business Forum; MDB Capital Group Bright Lights; Rodman & Renshaw 6th Annual Global Healthcare Conference; 9th Annual Needham Healthcare Conference; BMO Capital Markets 10th Annual Focus on Healthcare Conference; and CANACCORD/Genuity 30th Annual Global Growth Conference 2010.

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the quarter ended June 30, 2010. The call is scheduled for Thursday, August 12, at 4:30 pm Eastern Time (1:30 pm Pacific Time).

To participate in the live conference call, U.S. residents should dial 800-265-0241 and international callers should dial 617-847-8704. The participant code for the live conference call is 17358335. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 39898166.

Alternatively, to access the live audio webcast for this conference call, please go to Marina Biotech’s Web site at http://www.marinabio.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About Marina Biotech, Inc.

Marina Biotech (formerly known as MDRNA, Inc.) is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Marina Biotech’s pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs - in hepatocellular carcinoma and bladder cancer. Marina Biotech’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission under MDRNA Inc. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Marina Biotech, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney|Chicago (Media):

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com

Financial Tables Follow

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
License and other revenue	$309	$193	$14,460	$377

Operating expenses:
Research and development	4,340	3,837	8,456	7,436
Selling, general and administrative	2,251	2,248	4,358	4,807
Restructuring	178	260	311	286

Total operating expenses	6,769	6,345	13,125	12,529

Income (loss) from operations	(6,460)	(6,152)	1,335	(12,152)
Other income (expense):
Interest income	1	—	3	—
Interest and other expense	(168)	(544)	(311)	(1,324)
Net gain on settlement of liabilities	—	—	654	—
Change in fair value price adjustable warrants	(905)	2,595	(1,932)	(115)

Net loss	$(7,532)	$(4,101)	$(251)	$(13,591)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.84)	$(0.34)	$(0.03)	$(1.13)

Shares used in computing net loss per share – basic and diluted	8,991	12,219	8,528	12,027

Selected Balance Sheet Data (In Thousands)	December 31, 2009	June 30, 2010
	(Unaudited)	(Unaudited)
Cash (includes restricted cash of $998 and $1,157, respectively)	$1,746	$2,231
Accounts Receivable, net	211	110
Property and Equipment and Other Assets	5,272	4,272

Total Assets	7,229	6,613

Notes Payable, net of Discount	317	2,005
Fair Value Liability for Price Adjustable Warrants	7,243	10,078
Other Liabilities	6,555	7,726

Total Liabilities	14,115	19,809

Accumulated Deficit	(263,017)	(276,608)